Exhibit 99.1

For Immediate Release	Contacts:	David Kirby
Hudson Highland Group
212-351-7216
David.Kirby@hhgroup.com

Thomas Smith
Ogilvy Public Relations Worldwide
212-880-5269
Thomas.Smith@ogilvypr.com

Hudson Highland Group to Appoint Robert Dubner

to Company’s Board of Directors

NEW YORK, NY – March 28, 2006 – Hudson Highland Group, Inc. (NASDAQ: HHGP), one of the world’s leading providers of specialized professional staffing, retained executive search and talent management solutions, today announced that Robert B. Dubner will be appointed to the company’s board of directors and to its audit and executive committees on April 3, 2006. Dubner will replace Nicholas G. Moore, who will resign as a director in conjunction with the company’s annual meeting of shareholders, currently scheduled for May 5, 2006, to focus on other business commitments.

Jon Chait, chairman and chief executive officer of Hudson Highland Group, said, “it is customary in these circumstances to thank the retiring director for his service, but this is really a special situation. Nick Moore agreed to join our board before the spinoff, when the company was incurring substantial operating losses. Nevertheless, he had confidence in the vision of what the company could become. He has been an important counselor to me in the journey from that starting point to profitability. We wish him all the best in the future.

“We are fortunate to be able to recruit Robert Dubner to our board of directors. Bob brings 35 years of global professional services consulting and management experience encompassing strategic planning, operational expertise, system implementations and Fortune 1000 client relationships,” said Chait. “These are all highly valued assets for our next stage of growth and development.”

Most recently, Dubner was a member of IBM’s Business Consulting Services Global Middle Market leadership team, creating and leading the implementation of its growth strategy. Prior to that, he was the U.S. and global leader of PricewaterhouseCoopers (PwC) Middle Market Consulting Practice. Dubner also has served on PwC’s U.S. Board of Partners and its Global Oversight Board, and previously on Coopers & Lybrand’s Board of Partners.

Dubner has a Bachelor of Arts degree from Franklin and Marshall College, and a Masters in Business Administration from New York University.

Hudson Highland Group

Hudson Highland Group is one of the world’s leading professional staffing, retained executive search and talent management solution providers. We help our clients achieve greater organizational performance by attracting, selecting, engaging and developing the best and brightest people for their businesses. Our approximately 3,800 employees in more than 20 countries are dedicated to providing unparalleled service and value to our clients. More information about Hudson Highland Group is available at www.hhgroup.com.